Exhibit 1(q)

BLACKROCK CAPITAL APPRECIATION FUND, INC.

ARTICLES OF AMENDMENT

BLACKROCK CAPITAL APPRECIATION FUND, INC., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The charter of the Corporation is hereby amended by renaming a series of the Corporation as set forth below:

Current Name of Series	New Name of Series
BlackRock Common Stock	Class K Common Stock

SECOND: The amendment to the charter of the Corporation that is effected by these Articles of Amendment has been approved by a majority of the entire board of directors of the Corporation and is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: The authorized stock of the Corporation has not been increased by these Articles of Amendment.

FOURTH: As amended hereby, the charter of the Corporation shall remain in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf on this 4th day of November, 2016, by the President and Chief Executive Officer of the Corporation who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief, and under penalties for perjury, the matters and facts set forth herein are true in all material respects.

WITNESS:	BLACKROCK CAPITAL APPRECIATION FUND, INC.

/s/ Ben Archibald	By:	/s/ John M. Perlowski
Ben Archibald		John M. Perlowski
Secretary		President and Chief Executive Officer

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